Putnam Multi Cap Core Fund, April 30, 2016, annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1

Class A	1,286
Class B	29
Class C	319
Class M	4

72DD2

Class R	11
Class Y	2,466

73A1

Class A	0.128
Class B	0.045
Class C	0.048
Class M	0.025

73A2

Class R	0.090
Class Y	0.167

73C

Class A	0.005
Class B	0.002
Class C	0.002
Class M	0.001
Class R	0.004
Class Y	0.007

74U1

Class A	8,678
Class B	663
Class C	6,704
Class M	153

74U2

Class R	112
Class Y	12,390

74V1

Class A	16.65
Class B	16.28
Class C	16.23
Class M	16.46

74V2

Class R	16.61
Class Y	16.71

Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.